EXHIBIT 24(B) (11) (i)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 31, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Kiewit Mutual Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in the Statement of Addtional Information.

PricewaterhouseCoopers LLP

Philadelphia, Pa
September 29, 1998